PREMARK INTERNATIONAL, INC.
                        CHANGE OF CONTROL POLICY
                                   FOR
                       DIRECTOR-LEVEL EMPLOYEES


          1. Purpose: The Board of Directors (the "Board") of Premark International, Inc. (the "Company"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of each director-level employee located at the Company's corporate headquarters office ("Employee") notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Employees by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the full attention and dedication of Employees to the Company currently and in the event of any threatened or pending Change of Control, and to ensure Employees of financial security in the event of a Change of Control. Therefore, in order to accomplish these objectives, the Board has established this Policy, effective November 5, 1986, and subsequently amended the Policy, effective March 7, 1989 and November 6, 1996.

          2. Definitions. The following definitions are applicable to the Policy:

               (a) The "Effective Date" shall be the first date on which a Change of Control occurs. Anything in this Policy to the contrary notwithstanding, if a Change of Control occurs and if the Employee's employment with the Company is terminated or the Employee ceases to be a director-level employee of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment or cessation of status as a director-level employee of the Company (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Policy the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as a director-level employee of the Company.

               (b)  A "Change of Control" shall mean:

               (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the Company's securities entitled to vote in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any merger or acquisition following which more than 60% of the combined voting power of the securities of the resulting parent corporation is held by the holders of the combined voting power of the Company's securities in substantially the same proportion as their ownership immediately prior to such transaction and the Incumbent Board still constitutes at least a majority of the Board, shall not constitute a Change of Control; or

               (ii) Individuals who, as of November 6, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to November 6, 1996, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

               (iii) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, or (C) a reorganization, merger or consolidation of the Company, provided that such transaction shall not constitute a Change of Control if, following such transaction, the holders of the combined voting power of the Company's securities own more than 60% of the combined voting power of the securities of the corporation which acquires the assets in (B) above or the parent corporation which results from the reorganization, merger or consolidation in
(C) above and the Incumbent Board still constitutes at least a majority of such entities; or

               (iv) The sale or other disposition, in response to a pending or threatened Change of Control, of a majority of the voting stock or all or substantially all of the assets of the corporations comprising the decorative laminate business or the food equipment business, if the sales or operating income of such business constituted at least 20% of the Company's consolidated sales or operating income during the most recently completed fiscal year; provided that, if such an event takes place, the Employee will not have the right to terminate employment for any reason or for no reason during the Window Period under Section 5(c) and receive the benefits set forth in Section 6, but will have the right to terminate employment for Good Reason under Section 5(c) and receive such benefits. The Board of Directors of the Company shall determine, in its sole discretion, whether the sale or other disposition of such businesses is in response to a pending or threatened Change of Control. If the Board determines that such transaction is not in response to a pending or threatened Change of Control, the Employee shall have no right to the benefits set forth in this Policy; provided, however, that the Board shall review the circumstances of such transaction, including management's role in initiating the transaction, its effect on shareholder value, and its effect on the Employee's responsibilities and terms of employment, and shall determine, in its sole discretion, whether all or any part of the benefits set forth in this Policy shall be awarded to the Employee.

          3. Employment Period. (a) The Company hereby agrees to continue the Employee in its employ for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period"). The Employee will be expected to remain in the employ of the Company during the Employment Period.

               (b) Nothing contained in this Policy shall impair or interfere in any way with the right of the Employee to terminate the Employee's employment or the right of the Company to terminate the employment of the Employee with or without cause prior to the Effective Date. Nothing contained in this Policy shall be construed as a contract of employment between the Company and the Employee or as a right of the Employee to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Employee with or without cause prior to a Change of Control. Moreover, if prior to the Effective Date, (i) the Employee's employment with the Company terminates or (ii) the Employee ceases to be a director-level employee of the Company located at the Company's headquarters office, then the Employee shall have no further rights under this Policy.

          4. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Employee's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Employee's services shall be performed at the location where the Employee was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

          For purposes of Section 4(a)(i) (A) such position, authority, duties and responsibilities shall be regarded as not commensurate if, as a result of a Change of Control, (I) the Company becomes a direct or indirect subsidiary of another corporation or becomes controlled, directly or indirectly, by an unincorporated entity (such ultimate parent corporation or unincorporated entity is hereinafter referred to as a "parent company"), or
(II) all or substantially all of the assets of the Company are acquired by another corporation or corporations or unincorporated entity or entities owned or controlled, directly or indirectly, by another corporation or unincorporated entity (such ultimate parent corporation or unincorporated entity is also hereinafter referred to as a "parent company"), unless, in each case, (x) Section 12(b) of this Policy shall have been complied with by any such parent company and (y) the Employee shall have assumed a position with such parent company and the Employee's position, authority, duties and responsibilities with such parent company are at least commensurate in all material respects with the most significant of those held, exercised and assigned with the Company at any time during the 90-day period immediately preceding the Effective Date.

               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee will be expected to devote reasonable attention and time during normal business hours to the business affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Policy for the Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Policy. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.

               (b) Compensation. (i) Base Salary. During the Employment Period, the Employee shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Employee by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer employees of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Policy. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Policy shall refer to Annual Base Salary as so increased.

               (ii) Incentive Awards. In addition to Annual Base Salary, the Employee shall be paid, for each fiscal year ending during the Employment Period, an annual incentive award (the "Incentive Award") in cash at least equal to the average annual incentive award paid or payable, including by reason of any deferral, to the Employee by the Company in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the "Recent Incentive Award"). In cases where the Employee received or deferred a pro rata award because his or her participation was for less than the full Incentive Award fiscal year, the Recent Incentive Award shall be recalculated by increasing the awards for which a pro rata payment was received or deferred to the level they would have been had the Employee participated for the full fiscal year. The recalculation is solely for purposes of defining the term Recent Incentive Award, and shall not entitle the Employee to any increase in awards paid or payable prior to the Effective Date. Each such Incentive Award shall be paid no later than the end of the third month of the year next following the years for which the Incentive Award is awarded, unless the Employee shall elect to defer the receipt of such Incentive Award.

               (iii)  Profit Sharing, Thrift, Savings and Pension Plans.
In addition to Annual Base Salary and Incentive Award payable as hereinabove provided, the Employee shall be entitled to participate during the Employment Period in all profit sharing, thrift, savings, supplemental plans and pension plans, practices, policies and programs generally applicable to other peer employees of the Company, but in no event shall such plans, practices, policies and programs provide the Employee with profit sharing opportunities (measured with respect to both regular and special profit sharing opportunities), thrift opportunities, savings opportunities and pension benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Employee under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

               (iv) Welfare Benefit Plans. During the Employment Period, the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer employees of the Company, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Employee at any time during the 90-day period immediately preceding the Effective Date.

               (v) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of the Company in effect for the Employee at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter generally with respect to other peer employees of the Company.

               (vi)  Perquisites.  During the Employment Period, the
Employee shall be entitled to perquisites in accordance with the most favorable plans, practices, programs and policies of the Company in effect for the Employee at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter generally with respect to other peer employees of the Company.

               (vii)  Office and Support Staff.  During the Employment
Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Employee by the Company at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided at any time thereafter generally with respect to other peer employees of the Company.

               (viii)  Vacation.  During the Employment Period, the
Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Employee at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter generally with respect to other peer employees of the Company.

          5. Termination of Employment. (a) Death or Disability. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. If the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Employee written notice in accordance with Section 12(b) of this Policy of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties.
For purposes of this Policy, "Disability" means the absence of the Employee from the Employee's duties with the Company on a substantially full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

               (b) Cause. The Company may terminate the Employee's employment during the Employment Period for Cause. For purposes of this Policy, "Cause" shall mean:

               (i) the willful and continued failure of the Employee to perform substantially the Employee's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Company which specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee's duties, or

               (ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of an officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a statement signed by an officer of the Company (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard), finding that, in the good faith opinion of the Company, the Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

               (c) Good Reason; Window Period. The Employee's employment may be terminated (i) during the Employment Period by the Employee for Good Reason or (ii) during the Window Period by the Employee for any reason or for no reason (except as set forth in Section 2(d)(iv)). For purposes of this Policy, the "Window Period" shall mean that 30-day period immediately following the first anniversary of the Effective Date. For purposes of this Policy, "Good Reason" shall mean:

               (A) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Policy, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

               (B) any failure by the Company to comply with any of the provisions of Section 4(b) of this Policy, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

               (C) the Company's requiring the Employee to be based at any office or location other than that described in Section 4(a)(i)(B) hereof;

               (D) any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Policy; or

               (E) any failure by the Company or any successor to comply with and satisfy Section 11(c) of this Policy, provided that such successor has received at least ten days prior written notice from the Company or the Employee of the requirements of Section 11(c) of this Policy.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Employee shall be conclusive.

               (d) Notice of Termination. Any termination by the Company for Cause, or by the Employee during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Policy. For purposes of this Policy, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Policy relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

               (e)  Date of Termination.  "Date of Termination" shall mean
(i) if the Employee's employment is terminated by the Company for Cause, or by the Employee during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee's employment is terminated by the Company other than for Cause, Disability or death, the Date of Termination shall be the date on which the Company notifies the Employee of such termination, and (iii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

          6.   Obligations of the Company upon Termination.  (a)  Good
Reason or during the Window Period; Other than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause or Disability or the Employee shall terminate employment either for Good Reason or for any reason or for no reason during the Window Period, the Company shall have the following obligations:

               (i) The Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               (A) the amount equal to the product of (x) two and (y) the sum of the Employee's Annual Base Salary and the greater of (i) the Employee's Recent Incentive Award and (ii) the Incentive Award paid or payable, including by reason of any deferral, to the Employee for the most recently completed fiscal year ("Most Recent Incentive Award"). In cases where the Employee received or deferred a pro rata award because his or her participation was for less than the full Incentive Award fiscal year, the Most Recent Incentive Award shall be recalculated by increasing the award for which a pro rata payment was received or deferred to the level it would have been had the Employee participated for the full fiscal year. The recalculation is solely for purposes of defining the term Most Recent Incentive Award. Such amount shall be paid in lieu of, and the Employee hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Employee upon such termination of employment under any severance plan, policy or arrangement of the Company; and

               (B) the amount equal to the product of (x) the maximum Incentive Award that would have applied to the Employee under the applicable incentive plans of the Company and the policies and procedures thereunder for the fiscal year of the Company in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

               (C) the amount of the Employee's Annual Base Salary through the Date of Termination to the extent not theretofore paid and the amount of any compensation previously deferred by the Employee (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay of the Employee not yet paid by the Company.

For purposes of this Policy, the aggregate of the amounts described in clauses
(A), (B) and (C) of this Section 6(a) shall hereafter be referred to as the "Special Termination Amount".

               (ii) For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and, where applicable, the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Policy if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company generally applicable to other peer employees and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter generally with respect to other peer employees of the Company their families (for purposes of determining eligibility of the Employee for retiree benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period); provided, however, that with respect to medical benefits, the Company shall continue, for the lifetime of the Employee, medical benefits for the Employee and the Employee's family no less favorable than the medical benefits provided to the Employee under the Premark International, Inc. health care plans (or any successor plans thereto) during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter generally with respect to any other peer employees of the Company and their families; and, provided, further, that, in the event the Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under any employer provided plan, the medical and other welfare benefits described herein shall not be provided by the Company during such applicable period of eligibility, but shall resume if such period of eligibility shall terminate.

               (iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

               (b) Death. If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, the Company shall have no further obligations to the Employee's legal representatives under this Policy, other than the payment by the Company of the Special Termination Amount, provided however, that the amount of such payment determined under
Section 6(a)(i)(A) shall be adjusted as follows. The amount set forth in clause (A) shall be offset in all cases by the basic Company life insurance benefit paid or payable in respect of the Employee's death and, in addition, if the death occurs after the one year anniversary following the Change of Control, it shall be offset by the amount of any salary payments made to the Employee for any periods of employment following the Change of Control. The adjusted Special Termination Amount shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Policy to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company to surviving families of peer employees of the Company under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer employees and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect on the date of the Employee's death generally with respect to other peer employees of the Company and their families.

               (c) Disability. If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, the Company shall have no further obligations to the Employee under this Policy, other than the payment by the Company of the Special Termination Amount. The Special Termination Amount shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. Anything in this Policy to the contrary notwithstanding, the Employee shall be entitled after the Disability effective date to receive disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer employees and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer employees of the Company and their families.

               (d) Cause; Other than for Good Reason or during the Window Period. If the Employee's employment shall be terminated for Cause during the Employment Period, the Company shall have no further obligations to the Employee under this Policy, other than the obligation to pay to the Employee Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee, in each case to the extent theretofore unpaid. If the Employee terminates employment during the Employment Period, excluding a termination either for Good Reason or for any reason or for no reason during the Window Period, the Company shall have no further obligations to the Employee under this Policy, other than for the following obligations: (i) payment of the Employee's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of the product of (x) the greater of the Recent Incentive Award and the Most Recent Incentive Award and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) payment of any compensation previously deferred by the Employee (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay of the Employee not yet paid by the Company (the amounts described in paragraphs (i), (ii) and (iii) shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination).

          7. Non-exclusivity. Except as explicitly modified or otherwise explicitly provided by this Policy, (i) nothing in this Policy shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any agreements with the Company and (ii) amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Policy.

          8. Full Settlement. The Company's obligation to make the payments provided for in this Policy and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Policy and, except as provided in Section 6(a)(ii) of this Policy, such amounts shall not be reduced whether or not the Employee obtains other employment. With the exception of any disputes regarding determinations made by the Board of Directors of the Company under Section 2(d)(iv) of this Policy, the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Policy or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Policy), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          9.   Certain Additional Payments by the Company.  (a)
Anything in this Policy to the contrary notwithstanding, in the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise (a "Payment"), the Employee would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to promptly receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Employee is in the same after-tax position as if no Excise Tax had been imposed upon the Employee.

               (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether or when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's public accounting firm (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid to the Employee within five days of the receipt of the Accounting Firm's determination.

               (c) The Employee shall notify the Company as soon as possible in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies the Employee in writing within 30 days that it desires to contest such claim, the Employee shall cooperate with the Company in good faith in order effectively to contest such claim.

The Company shall control all proceedings taken in connection with such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses and advances; and further provided that any extension of the statute of limitations is limited solely to such contested amount; and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          10. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Policy). After termination of the Employee's employment with the Company, the Employee shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Policy.

          11. Successors. (a) The rights under this Policy shall not be assignable by the Employee without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. The rights under this Policy shall inure to the benefit of and be enforceable by the Employee's legal representatives.

               (b) The rights under this Policy shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Policy in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Policy, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Policy by operation of law, or otherwise.

          12. Miscellaneous. (a) This Policy shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Policy are not part of the provisions hereof and shall have no force or effect.

               (b) All notices and other communications under this Policy shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of the Employee, to the Employee's last known address on file with the Company, and in the case of the Company, to Premark International, Inc., 1717 Deerfield Road, Deerfield, IL 60015, Attention:
General Counsel, or to such other address as either the Employee or the Company shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

               (d) The Company may withhold from any amounts payable under this Policy such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e) Failure to insist upon strict compliance with any provision of this Policy shall not be deemed to be a waiver of such provision or any other provision of this Policy.

               (f) The Board shall have the power at any time, in its discretion to amend, abandon or terminate the Policy, in whole or in part, except that the Policy may not be modified by the Company or its successor in any manner which would reduce the amount or timing of benefits payable hereunder:

               (i) at the request of a third party who has taken steps reasonably calculated to effect the Change of Control,

               (ii) in connection with or in anticipation of the Change of Control, or

               (iii)  after the Change of Control.

               (g) The Policy shall be administered under the direction of the Compensation and Directors Committee of the Board. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

               (h) The Policy shall be unfunded. None of the Company, any affiliated company, or the Board shall be required to segregate assets that may at any time be represented by benefits under the Policy, except as may be required by applicable law. None of the Company, any affiliated company, or the Board shall be deemed to be a trustee of any amounts to be paid under the Policy. The liability of the Company or any affiliated company to any Employee with respect to any benefit shall be based solely upon the contractual obligations created by the Policy. No such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.